BISYS FUND SERVICES
CODE OF ETHICS
DUPLICATE CONFIRMATION STATEMENT
REQUEST FORM
EXHIBIT L

Date:

[Address]

Re:	Employee Name
Account #
SS#

Dear Sir or Madam:

Please be advised that the above referenced person is an associated person of BISYS Fund Services, LP or one of its affiliated broker-dealers (“BISYS”), each an NASD member firm. We grant permission for him/her to open a brokerage account with your firm, provided that you agree to send duplicate statements and trade confirmations of this employee’s brokerage account to:

BISYS Fund Services
Attn: Code Compliance Officer
100 Summer Street, Suite 1500
Boston, MA 02110

This request is made pursuant to the BISYS Code of Ethics and compliance therewith by the associated person is subject to receipt of such trade confirmations and account statements by BISYS.

Thank you for your cooperation.

Sincerely,

BISYS Fund Services
Code Compliance Officer

L-1